Exhibit 99.1

Bank of the James Announces Second Quarter, First Half 2020

Financial Results and Declaration of Dividend

PPP Loan Closings, Robust Mortgage Origination, Completed Unregistered Debt Offering

LYNCHBURG, Va., July 24, 2020 — Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving Region 2000 (the greater Lynchburg MSA), and the Blacksburg, Charlottesville, Harrisonburg, Lexington, and Roanoke, Virginia markets, today announced unaudited results for the three months and six months ended June 30, 2020.

Net income for the three months ended June 30, 2020 was $821,000 or $0.19 per diluted share, compared with $1.38 million or $0.31 per diluted share for the three months ended June 30, 2019. Net income for the six months ended June 30, 2020 was $1.82 million or $0.42 per diluted share, compared with $2.61 million or $0.60 per diluted share for the six months ended June 30, 2019.

Highlights

•

Net income in the second quarter and first half of 2020 reflected noninterest expenses that included an additional $245,000 in compensation to employees for their work implementing the PPP. Additionally, in the second quarter the Company expensed approximately $750,000 related to an early retirement plan that was previously announced.

•

Loans receivable, net of the allowance for loan losses, were $623.56 million at June 30, 2020 compared with $573.27 million at December 31, 2019. The increase primarily reflects the addition of $68 million in government-guaranteed Payroll Protection Plan loans.

•	Commercial loans demonstrated stability and continued strong credit quality, and construction continued to be an active lending sector for the Company.

•

Nonperforming loans increased as of June 30, 2020, primarily reflecting one relationship of approximately $3.3 million. Management anticipates a significant curtailment of the loan balance upon the sale of the collateral. The Bank has entered into a contract for the sale of the collateral, and the sale is scheduled to close later in the third quarter.

•

Interest income from loans in the second quarter of 2020 was $6.7 million compared with $6.8 million in the second quarter of 2019 and increased to $13.7 million in the first half of 2020 compared with $13.5 million in the first half of 2019, primarily reflecting loan growth.

•

Continuing strong residential mortgage origination, which generates income from gains on loan sales to the secondary market, contributed significantly to increased total noninterest income, which was $2.8 million in the second quarter of 2020 compared with $1.7 million a year earlier. In the first half of 2020, total noninterest income was $5.0 million, up from $2.9 million a year earlier, reflecting robust residential mortgage origination and growth in fee income from corporate treasury services and other fees.

•

Total deposits were $746.0 million at June 30, 2020 compared with $649.5 million at December 31, 2019. The increase reflects increased core deposits (noninterest-bearing demand, NOW, savings and money market accounts) as customers maintained higher balances, attributable in part to PPP loan funds that had yet to be deployed.

•

Total stockholders’ equity increased to $64.5 million at June 30, 2020 compared with $61.4 million at December 31, 2019. Tangible book value per share was $14.86 at June 30, 2020 compared with $14.10 per share at December 31, 2019.

•	On July 21, 2020 the Company’s board of directors approved a $0.07 per share dividend payable to stockholders of record on September 4, 2020, to be paid on September 18, 2020.

•

Subsequent to the close of the second quarter of 2020, the Company announced on July 8, 2020 that it completed a private placement of an unregistered debt offering of $10.05 million at a 3.25% interest rate. Of that amount, $5 million was used to retire an earlier private placement carrying a higher rate.

•

Consistent with the previously filed Form 10-Q for the quarter ended March 31, 2020, the Company again anticipates expanded disclosure related to business sectors and credit quality in its Form 10-Q Quarterly Report covering the three and six month periods ended June 30, 2020 to be filed with the Securities and Exchange Commission.

Robert R. Chapman III, President and CEO, commented: “Although COVID-19 and the subsequent economic slowdown present numerous challenges, we believe the Company delivered a positive financial performance. We focused on being responsive and pro-active in a fluid economic and health-conscious situation, and we will continue to do so.

“We appreciate our team’s dedication and commitment to serving clients safely and professionally, and to keeping operations running smoothly. We implemented extensive practices to protect the health and safety of employees and customers and continued operating consistently, while recognizing that the considerable presence of COVID-19 still presents challenges.

“During the second quarter, Bank of the James processed and closed approximately $68 million in Payroll Protection Plan (PPP) loans to more than 500 small businesses, affecting approximately 9,000 employees and families. We believe we accomplished this process quickly and efficiently so businesses could put funding to work immediately. Recognizing the exceptional dedication of our team, we provided approximately $245,000 in financial rewards to those who worked so hard to implement the PPP program, and to our essential employees who put in extra effort to serve customers and provide operational support therefore offsetting the challenges of social distancing and working from home.

“Margins, returns and interest income were impacted by expected business slowdowns and the issuance of low-interest PPP loans. Importantly, the Bank did not experience any unusual pressure on deposit balances or liquidity positions as a result of COVID-19. We believe the Company’s fundamentals are strong. We have prepared for this period by increasing capital resources, expanding reserves and provisioning for potential loan losses, building cash reserves, and more.

“Our second quarter financial performance was encouraging, and we were able to build shareholder value and pay a dividend to shareholders. We believe the Company is positioned to meet the financial challenges and uncertainty ahead.”

Second Quarter, First Half of 2020 Operational Review

Total interest income was $7.1 million in the second quarter of 2020 compared with $7.4 million a year earlier. Interest expense was $1.2 million in the second quarter of 2020 compared with $1.2 million a year earlier. Although interest rates declined, interest expense remained constant because of a larger deposit base and increased core deposits. The rate paid on liabilities in the second quarter of 2020 was 0.76% compared with 0.93% a year earlier.

Net interest income after provision for loan losses was $5.2 million for the three months ended June 30, 2020 compared with $6.0 million the previous year.

The average rate earned on loans was 4.33% in the second quarter of 2020 compared with 4.97% a year earlier, and the net interest margin was 3.13% compared with 3.82%, primarily reflecting the impact of the lower-yielding PPP loans.

For the six months of 2020, total interest income was $14.6 million compared with $14.6 million in the first six months of 2019. Total interest expense was $2.5 million in the first half of 2020 compared with $2.3 million a year earlier. For the first six months of 2020, net interest income after provision for loan losses was $10.4 million compared with $12.0 million a year earlier, primarily reflecting slower commercial loan activity and an increased loan loss provision. The net interest margin was 3.37% in the first half of 2020 compared with 3.87% a year earlier.

The provision for loan losses was $760,000 and $1,648,000 in the three and six months ended June 30, 2020 compared with $116,000 and $326,000 for the same period a year earlier. The increase primarily reflects increased qualitative allocations related to the COVID-19 pandemic as well as a $300,000 specific reserve for the large loan relationship previously mentioned as migrating to a nonperforming status during the quarter. Of the $1,648,000 in provision in the first six months of 2020, approximately $1,048,000 is attributed to qualitative factors related to the COVID-19 pandemic and its effect on economic conditions, loan concentrations in sectors adversely affected by the pandemic, and loans that have been granted payment deferrals or have been granted interest only payment status in the short term.

J. Todd Scruggs, Executive Vice President and CFO, commented: “The impact of carrying $68 million in PPP loans while also carrying additional contingent liquidity in the form of Fed funds, and a Fed rate cut in the second quarter was clearly evident in our net interest margin and interest rate spread. In general, rates on non-PPP loans have been relatively stable. We don’t anticipate carrying PPP loans for an extended period, so we expect to return to more normalized margins as the PPP program begins to wind down and loan forgiveness begins.”

Noninterest income, including gains from the sale of residential mortgages to the secondary market, revenue contributions from BOTJ Investment Services, and income from the Bank’s line of treasury management services for commercial customers was $2.8 million in the second quarter of 2020, up from $1.7 million in the second quarter of 2019. In the first half of 2020, total noninterest income was $5.0 million compared with $2.9 million in the first half of 2019. The increase in noninterest income was also driven by gains on sales of available-for-sale securities of $213,000 and $644,000 respectively for the three and six months of 2020.

Noninterest expense for the three months and six months ended June 30, 2020 increased compared with the previous year, reflecting personnel expenses that included performance-based compensation and the one-time early retirement expense. Employee salaries of approximately $400,000 were deferred in the current quarter related to PPP loan originations which partially offset the additional expenses. These deferred costs are being recognized over the remaining lives of the PPP loans as a component of interest income along with the related origination fees. This level of deferred origination costs is not expected for future quarters and the recognition of the deferred fees and costs in income will be accelerated upon forgiveness or repayment of the PPP loans. Occupancy, supplies and marketing costs were lower year-over-year.

In the second quarter of 2020, Return on Average Assets (ROAA) was 0.41% compared with 0.80% a year earlier and Return on Average Equity (ROAE) of 5.33% compared with 9.47% a year earlier. In the first half of 2020, ROAA was 0.47% compared with 0.77% a year earlier and ROAE was 5.95% compared with 9.11% a year earlier. The Company’s ROAA decline in the 2020 periods primarily reflected the growth of assets and the higher loan loss provision.

Balance Sheet Review: Sound Asset Quality, Liquidity

Total assets were $827.1 million at June 30, 2020 compared with $725.4 million at December 31, 2019 and $690.1 million at June 30, 2019. While the addition of PPP loans in the second quarter of 2020 resulted in increased assets, a leading driver of year-over-year balance sheet growth was commercial, construction and non-residential loan growth. Loans, net of provision for loan losses were $623.6 million at June 30, 2020, compared with $573.3 million at December 31, 2019 and $552.0 million at June 30, 2019.

Michael A. Syrek, Executive Vice President and Chief Loan Officer, commented: “Understandably, new commercial lending activity slowed in the second quarter of 2020. Beginning in February, we have focused on communicating with clients to help them prepare for the potential impact of COVID-19 and economic slowdowns on their businesses.

“While economic conditions have impacted clients, most have maintained stability in their operations. We have worked remotely and maintained strong relationships to continue providing financial solutions. A number of clients have utilized PPP loans to meet operating cash and payroll requirements as an alternative to utilizing lines of credit, and in our eyes that has been a very appropriate use of the PPP funding we helped provide.

“We are cautiously optimistic about the economic health of our served markets and clients. We serve markets that include several major colleges and universities, so we are closely monitoring decisions regarding fall attendance and the potential impact on clients. We remain flexible and responsive to client needs in what continues to be a fluid situation.”

Loans held-for-sale were $6.1 million at June 30, 2020, up from $4.2 million at December 31, 2019 and $4.4 million at June 30, 2019, primarily reflecting strong residential mortgage origination activity and placement of residential mortgages in the secondary market.

Brian Cash, President of Bank of the James’ Mortgage Division, explained: “Despite remarkable volatility, uncertainty and change in both the mortgage and housing industries, our growth accelerated. I credit the amazing dedication, determination and heart of our team to serve regardless of the circumstances. The majority of mortgage originations have been purchase mortgages as housing markets have been relatively active in light of COVID-19 impact. Well-established processes, a commitment to service and strong technological capabilities have enabled us to meet the residential mortgage needs of our markets in a time that demands social distancing and increased electronic operation.”

Loans, net of allowance for loan losses of $6.2 million, were $623.56 million at June 30, 2020. At December 31, 2019 loans, net of allowance of $4.8 million, were $573.27 million. The company increased its loan allowance in the first and second quarters of 2020, primarily reflecting the Company’s ongoing consideration of the pandemic in the development of the allowance estimate as mentioned above.

Total deposits at June 30, 2020 were $746.00 million, compared with $649.50 million at December 31, 2019. Increased demand deposits accounted for the growth attributed in part to retention of PPP funds not yet deployed by businesses, which now have approximately 24 months to utilize the funds.

Asset quality remained strong, with a ratio of nonperforming loans to total loans of 0.82% at June 30, 2020. The allowance for loan losses to total loans was 0.98% at June 30, 2020, representing an increase from prior quarters as the Company added to its loan loss reserve. The ratio of the allowance to total loans, excluding the guaranteed PPP loans was approximately 1.11% at June 30, 2020. The Company’s allowance for loan losses to nonperforming loans was 119% at June 30, 2020.

Chapman concluded: “As we continue to navigate a changing and uncertain environment, we are focused on maintaining liquidity, continued capital strength, and diligent credit quality monitoring. We are committed to partnering with clients to provide the services and financial solutions to meet the future with confidence. We are also committed to our served communities and are grateful to have been able to donate this quarter approximately $50,000 to various non-profits that focus on providing food, clothing and shelter.

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, Roanoke, and Rustburg. The bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, the effect of the COVID-19 pandemic, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of the Company. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

tscruggs@bankofthejames.com

FINANCIAL STATEMENTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

unaudited

Selected Data:	Three months ending Jun 30, 2020	Three months ending Jun 30, 2019	Change	Year to date Jun 30, 2020	Year to date Jun 30, 2019	Change
Interest income	$7,081	$7,390	-4.18%	$14,569	$14,624	-0.38%
Interest expense	1,163	1,238	-6.06%	2,515	2,342	7.39%
Net interest income	5,918	6,152	-3.80%	12,054	12,282	-1.86%
Provision for loan losses	760	116	555.17%	1,648	326	405.52%
Noninterest income	2,789	1,659	68.11%	4,975	2,878	72.86%
Noninterest expense	6,935	5,975	16.07%	13,132	11,574	13.46%
Income taxes	191	343	-44.31%	433	649	-33.28%
Net income	821	1,377	-40.38%	1,816	2,611	-30.45%
Weighted average shares outstanding - basic	4,339,436	4,378,436	(39,000)	4,343,738	4,378,436	(34,698)
Weighted average shares outstanding - diluted	4,339,436	4,383,021	(43,585)	4,343,738	4,381,994	(38,256)
Basic net income per share	$0.19	$0.31	$(0.12)	$0.42	$0.60	$(0.18)
Fully diluted net income per share	$0.19	$0.31	$(0.12)	$0.42	$0.60	$(0.18)

Balance Sheet at period end:	Jun 30, 2020	Dec 31, 2019	Change	Jun 30, 2019	Dec 31, 2018	Change
Loans, net	$623,564	$573,274	8.77%	$551,974	$530,016	4.14%
Loans held for sale	6,098	4,221	44.47%	4,443	1,670	166.05%
Total securities	58,751	63,343	-7.25%	57,512	56,427	1.92%
Total deposits	745,986	649,459	14.86%	617,184	612,043	0.84%
Stockholders’ equity	64,465	61,445	4.91%	59,249	55,143	7.45%
Total assets	827,098	725,394	14.02%	690,095	674,897	2.25%
Shares outstanding	4,339,436	4,357,436	(18,000)	4,378,436	4,378,436	—
Book value per share	$14.86	$14.10	$0.76	$13.53	$12.59	$0.94

Daily averages:	Three months ending Jun 30, 2020	Three months ending Jun 30, 2019	Change	Year to date Jun 30, 2020	Year to date Jun 30, 2019	Change
Loans, net	$620,572	$546,162	13.62%	$597,378	$537,763	11.09%
Loans held for sale	5,653	3,948	43.19%	4,563	2,981	53.07%
Total securities	56,647	58,214	-2.69%	58,296	58,624	-0.56%
Total deposits	731,009	622,390	17.45%	695,436	618,240	12.49%
Stockholders’ equity	61,776	58,295	5.97%	61,509	57,809	6.40%
Interest earning assets	759,306	645,406	17.65%	720,305	640,362	12.48%
Interest bearing liabilities	614,343	535,364	14.75%	594,207	530,953	11.91%
Total assets	808,602	690,637	17.08%	772,170	684,419	12.82%

Financial Ratios:	Three months ending Jun 30, 2020	Three months ending Jun 30, 2019	Change	Year to date Jun 30, 2020	Year to date Jun 30, 2019	Change
Return on average assets	0.41%	0.80%	(0.39)	0.47%	0.77%	(0.30)
Return on average equity	5.33%	9.47%	(4.14)	5.95%	9.11%	(3.16)
Net interest margin	3.13%	3.82%	(0.69)	3.37%	3.87%	(0.50)
Efficiency ratio	79.65%	76.49%	3.16	77.12%	76.35%	0.77
Average equity to average assets	7.64%	8.44%	(0.80)	7.97%	8.45%	(0.48)

Allowance for loan losses:	Three months ending Jun 30, 2020	Three months ending Jun 30, 2019	Change	Year to date Jun 30, 2020	Year to date Jun 30, 2019	Change
Beginning balance	$5,474	$4,673	17.14%	$4,829	$4,581	5.41%
Provision for losses	760	116	555.17%	1,648	326	405.52%
Charge-offs	(79)	(86)	-8.14%	(339)	(219)	54.79%
Recoveries	38	21	80.95%	55	36	52.78%
Ending balance	6,193	4,724	31.10%	6,193	4,724	31.10%

Nonperforming assets:	Jun 30, 2020	Dec 31, 2019	Change	Jun 30, 2019	Dec 31, 2018	Change
Total nonperforming loans	$5,186	$1,301	298.62%	$3,485	$2,939	18.58%
Other real estate owned	1,616	2,339	-30.91%	2,413	2,431	-0.74%
Total nonperforming assets	6,802	3,640	86.87%	5,898	5,370	9.83%
Troubled debt restructurings - (performing portion)	402	410	-1.95%	418	424	-1.42%

	Jun 30,	Dec 31,		Jun 30,	Dec 31,
Asset quality ratios:	2020	2019	Change	2019	2018	Change
Nonperforming loans to total loans	0.82%	0.23%	0.60	0.63%	0.55%	0.08
Allowance for loan losses to total loans	0.98%*	0.84%	0.15	0.85%	0.86%	(0.01)
Allowance for loan losses to nonperforming loans	119.42%	371.18%	(251.76)	135.55%	155.87%	(20.32)

*	The allowance for loan losses to total loans ratio excluding the SBA guaranteed PPP loans is approximately 1.11%.

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	(unaudited)
	6/30/2020	12/31/2019
Assets
Cash and due from banks	$30,669	$30,794
Federal funds sold	60,131	8,317

Total cash and cash equivalents	90,800	39,111

Securities held-to-maturity (fair value of $4,283 in 2020 and $3,861 in 2019)	3,679	3,688
Securities available-for-sale, at fair value	55,072	59,655
Restricted stock, at cost	1,551	1,506
Loans, net of allowance for loan losses of $6,193 in 2020 and $4,829 in 2019	623,564	573,274
Loans held for sale	6,098	4,221
Premises and equipment, net	16,193	16,297
Software, net	429	401
Interest receivable	2,505	1,866
Cash value - bank owned life insurance	16,387	13,686
Other real estate owned	1,616	2,339
Deferred tax asset	601	1,177
Other assets	8,603	8,173

Total assets	$827,098	$725,394

Liabilities and Stockholders’ Equity
Deposits
Noninterest bearing demand	134,523	93,936
NOW, money market and savings	424,842	362,821
Time	186,621	192,702

Total deposits	745,986	649,459
Capital notes	7,275	5,000
Income taxes payable	107	124
Interest payable	172	173
Other liabilities	9,093	9,193

Total liabilities	$762,633	$663,949

Stockholders’ equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding 4,339,436 and 4,357,436 as of June 30, 2020 and December 31, 2019	9,286	9,325
Additional paid-in-capital	30,989	31,225
Accumulated other comprehensive income (loss)	2,081	(5)
Retained earnings	22,109	20,900

Total stockholders’ equity	$64,465	$61,445

Total liabilities and stockholders’ equity	$827,098	$725,394

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

(unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2020	2019	2020	2019
Interest Income
Loans	$6,732	$6,816	$13,737	$13,470
Securities
US Government and agency obligations	151	184	338	369
Mortgage backed securities	55	56	114	117
Municipals	80	81	155	162
Dividends	24	33	33	51
Other (Corporates)	23	24	46	47
Interest bearing deposits	6	74	70	165
Federal Funds sold	10	122	76	243

Total interest income	7,081	7,390	14,569	14,624

Interest Expense
Deposits
NOW, money market savings	166	362	492	668
Time Deposits	864	750	1,761	1,418
Finance leases	28	—	58	—
Brokered time deposits	48	76	97	156
Capital notes	57	50	107	100

Total interest expense	1,163	1,238	2,515	2,342

Net interest income	5,918	6,152	12,054	12,282
Provision for loan losses	760	116	1,648	326

Net interest income after provision for loan losses	5,158	6,036	10,406	11,956

Noninterest income
Gains on sale of loans held for sale	1,950	1,075	3,127	1,766
Service charges, fees and commissions	514	461	1,002	900
Life insurance income	110	84	188	167
Other	2	39	14	45
Gain on sales of available-for-sale securities	213	—	644	—

Total noninterest income	2,789	1,659	4,975	2,878

Noninterest expenses
Salaries and employee benefits	3,973	3,153	7,327	6,081
Occupancy	382	417	818	838
Equipment	569	536	1,178	994
Supplies	106	142	233	304
Professional, data processing, and other outside expense	970	859	1,894	1,674
Marketing	179	276	315	421
Credit expense	276	156	472	283
Other real estate expenses	21	1	120	140
FDIC insurance expense	87	94	144	188
Other	372	341	631	651

Total noninterest expenses	6,935	5,975	13,132	11,574

Income before income taxes	1,012	1,720	2,249	3,260
Income tax expense	191	343	433	649

Net Income	$821	$1,377	$1,816	$2,611

Weighted average shares outstanding - basic	4,339,436	4,378,436	4,343,738	4,378,436

Weighted average shares outstanding - diluted	4,339,436	4,383,021	4,343,738	4,381,994

Net income per common share - basic	$0.19	$0.31	$0.42	$0.60

Net income per common share - diluted	$0.19	$0.31	$0.42	$0.60